Exhibit 99.1
Summary of Notice of Withdrawal of Michigan Consolidated Gas Company’s Rate Case Filing U-164001
December 6, 2010
Michigan Consolidated Gas Company (MichCon) filed a general rate case filing (case number U-16400) on July 27, 2010 with the Michigan Public Service Commission (MPSC) requesting a rate increase of $51 million. On December 6, 2010, MichCon filed a notice of withdrawal with the MPSC with respect to this rate case, which the Company expects will be acknowledged in an order from the MPSC by mid-December 2010.
MichCon has determined that, as a result of cost reductions from continuous improvement efforts and other factors, the requested rate increase is no longer necessary in order for MichCon to be able to meet its 2011 operating earnings early outlook.
In 2011, we expect the average residential customer annual bill to be approximately 7% lower than in 2010, with customers benefiting from a reduction in the cost of natural gas.
For further information, please contact DTE Energy’s investor relations group at (313) 235-8030.

[1]	This document includes forward-looking statements based on information currently available to management. Such statements are subject to certain risks and uncertainties. These statements typically contain, but are not limited to, the terms “anticipate”, “believe”, “estimate”, and similar words. These statements should be read in conjunction with the “Forward-Looking Statements” section in DTE Energy Company’s 2009 Form 10-K and 2010 Forms 10-Q (which sections are incorporated by reference herein), and in conjunction with other SEC reports filed by DTE Energy that discuss important factors that could cause DTE Energy’s actual results to differ materially. DTE Energy expressly disclaims any current intention to update any forward-looking statements contained in this document as a result of new information or future events.